SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                              FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                                            Commission File Number 0-22109

                EVANS WITHYCOMBE RESIDENTIAL, L.P.
      (Exact name of registrant as specified in its charter)

   TWO NORTH RIVERSIDE PLAZA, SUITE 400, CHICAGO, ILLINOIS 60606
(Address, including zip code and telephone number, including area code, or registrant's principal executive offices)

                   LIMITED PARTNERSHIP INTEREST
     (Title of each class of securities covered by this Form)

                              NONE
(Titles of all other classes of securities for which a duty to file reports
under section 13(a) or    15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [x]            Rule 12h-3(b)(1)(i) [x]
     Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i) [ ]            Rule 12h-3(b)(2)(i) [ ]
     Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6     [ ]

     Approximate number of holders of record as of the certification or notice date: 15

     Pursuant to the requirements of the Securities Exchange Act of 1934, Evans Withycombe Residential, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  MARCH 18, 1998            BY:  EQUITY RESIDENTIAL PROPERTIES TRUST,
                                      General Partner

                                      /S/ SHELLEY L. DUNCK
                                      Shelley L. Dunck, Vice President